UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2017

COFFEE HOLDING CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32491	11-2238111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3475 Victory Boulevard, Staten Island, New York	10314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 832-0800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Loan Agreement

On April 25, 2017 Coffee Holding Co., Inc. (the “Company”) and its wholly owned subsidiary Organic Products Trading Company LLC (“OPTCO,” and together with the Company “the Borrowers” ) entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Sterling National Bank (“Lender”) which consolidated that certain Loan and Security Agreement, dated February 17, 2009, entered into by and between the Company and Lender, as amended on March 10, 2015 (the “Company Financing Agreement”) and that certain Loan and Security Agreement, dated March 10, 2015, entered into by and between Lender, OPTCO and the Company (as Entity Guarantor) (the “OPTCO Financing Agreement,” and together with the Company Financing Agreement, the “Financing Agreements”).

Pursuant to the Loan Agreement, the terms of each of the Company Financing Agreement and the OPTCO Financing Agreement were amended and restated to, among other things: (i) provide for a new Maturity Date of February 28, 2018; (ii) consolidate the principal amounts of the Financing Agreements to provide for a maximum principal amount limit of $12,000,000 (the “Loan Facility Amount”) for the Borrowers, collectively, provided that OPTCO is limited to a $3,000,000 maximum principal amount sublimit; (iii) expand the borrowing base to include, along with 85% of eligible accounts receivable, up to the lesser of $2,000,000 as to the Company and $1,500,000 as to OPTCO; (iv) effective March 1, 2017, converted the interest rate on the average unpaid balance of the Loan Facility Amount from an interest rate per annum equal to the Wall Street Journal Prime Rate to an interest rate per annum equal to the sum of the LIBOR rate plus 2.4%; (v) require the Company and OPTCO to pay, collectively, upon the occurrence of certain termination events, a prepayment premium of 1.0% (as opposed to the 0.5% under the OPTCO Financing Agreement) of the maximum amount of the Loan Facility Amount in effect as of the date of the termination event; (vi) eliminate the overadvance fee; and (vii) establish a Letter of Credit Facility (as defined in the Loan Agreement) with a maximum obligation amount of $1,000,000, and subject to other terms and conditions described therein.

The Loan Agreement contains covenants, subject to certain exceptions, that place restrictions on the Borrowers’ operations, including covenants relating to indebtedness, minimum deposit restrictions, tangible net worth, leverage, employee loan restrictions, dividend and repurchase restrictions and restrictions on intercompany transactions. The Loan Agreement also requires that the Borrowers, on a consolidated basis, maintain a minimum working capital at all times and achieve a minimum net profit amount as of fiscal year end during the term of the Loan Agreement.

Other than as modified above, the terms of the Financing Agreements remain in full force and effect.

The foregoing summary of the terms of the Loan Agreement is not intended to be complete and is qualified in its entirety by the terms of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1.

Guaranty Agreement

On April 25, 2017, Sonofresco, LLC and Comfort Foods, Inc., the Company’s wholly-owned subsidiaries (the “Guarantors”), entered into a Guaranty Agreement (the “Guaranty Agreement”) in connection with the Loan Agreement. The Guaranty Agreement was provided as an inducement to Lender to extend credit to Borrowers in exchange for the Guarantors’ unconditional guarantee of the payment and performance obligations of the Borrowers under the Loan Agreement, as further defined in the Guaranty Agreement.

The foregoing summary of the terms of the Guaranty Agreement is not intended to be complete and is qualified in its entirety by the terms of the Guaranty Agreement, a copy of which is attached hereto as Exhibit 10.2.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of April 25, 2017 the Loan Agreement constitutes a direct financial obligation of the Company, the material terms of which are described above under Item 1.01 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement, dated April 25, 2017, by and among Coffee Holding Co., Inc., Organic Products Trading Company LLC and Sterling National Bank.

10.2	Guaranty Agreement, dated April 25, 2017, made by each of Sonofresco and Comfort Foods in favor of Sterling National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COFFEE HOLDING CO., INC.

Dated: April 26, 2017	By:	/s/ Andrew Gordon
	Name:	Andrew Gordon
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement, dated April 25, 2017, by and among Coffee Holding Co., Inc., Organic Products Trading Company LLC and Sterling National Bank.

10.2	Guaranty Agreement, dated April 25, 2017, made by each of Sonofresco and Comfort Foods in favor of Sterling National Bank.